CONSENT OF INDEPENDENT AUDITOR


     We consent to the incorporation by reference herein and to the reference to our firm under the heading "Experts" in this registration statement of Rare Medium Group, Inc. (the "Company") on Form S-8 of our reports dated March 29, 1999, relating to the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the year then ended which reports are included in the Company's annual report on Form 10-K, as amended on Form 10-K/A and on Form 10-K/A-2. Our report, dated March 29, 1999, contains an explanatory paragraph that states that the Company has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                            KPMG LLP

New York, New York
May 18, 1999